EXHIBIT 99.1

             Network USA, Inc. Announces Name Change, Forward Split

BOCA RATON, FL -- (MARKET WIRE) -- Jul 21, 2004 -- Network USA, Inc. (OTC BB:
NUSA.OB - News) Board of directors has authorized and has received regulatory clearance to forward split the companies outstanding common stock at the rate of 6:1. The forward split, which will take the form of a dividend, will be paid to stockholders of record at the close of business on July 27, 2004. Each stockholder of record, at the close of business on July 27, 2004, will receive five additional shares of common stock for each share of common stock held. Stockholders are not required to tender their existing stock certificates to participate in the forward split. The common stock will commence trading on a post-split basis on Wednesday July 28, 2004.

The Company has also amended its Articles of Incorporation to change its name to Sunwin International Neutraceuticals, Inc. As a result, effective Wednesday, July 28, 2004, the Company's common stock will be assigned a new trading symbol on the OTC Bulletin Board. The new symbol will be announced once it has been assigned.

Baozhong Yuan, CEO of NUSA, said "We are determined to increase value for our shareholders. We move into this merger with high expectations and with the confidence that we have the right initiatives, the correct business model and the right leadership. We are strategically increasing the number of available shares in the market thus increasing our shareholder base, which will reward our shareholders long term. Our business prospects should quickly escalate the Company's growth, and that growth should, in turn, be reflected in our share value."

About Sunwin International Neutraceuticals, Inc.

Sunwin International Neutraceuticals, Inc. (Sunwin) is conducting business in China through it subsidiary Shandong Qufu Natural Green Engineering Company, Limited ("Company"). The Company, based in the province of Shandong, is engaged in the areas of essential Chinese medicine, 100 percent organic herbal medicine, natural sweetener (beet sugar), and veterinary medicine and feed, prepared from 100 percent organic herbal ingredients.

Safe Harbor Statement

Certain of the statement set forth in this press release constitute "forward-looking statement." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," '"expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statement. Forward-looking statements involve risks and uncertainties, including those related to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among other, the the Company's limited operating history, the limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.